SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             LASER ENERGETICS, INC.

                                    ARTICLE I
                                      Name

      The name of the corporation is Laser Energetics, Inc. (the "Corporation").

                                   ARTICLE II
                                    Duration

      The Corporation shall exist perpetually.

                                   ARTICLE III
                                     Purpose

      The Corporation is organized to engage in any lawful act or activity for which a corporation may be organized under the laws of the United States, the State of Florida, or any other state, country, territory or nation.

                                   ARTICLE IV
                                  Capital Stock

      Authorization. The Corporation shall have authority to issue 10,000,000,000 shares of stock, of which 9,950,000,000 shares are designated as Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), of which 45,000,000 shares are designated Class B Common Stock, par value $0.01 per share ("Class B Common Stock"), and of which 5,000,000 shares are designated preferred stock, par value of $0.01 per share ("Preferred Stock").

                          PART A. CLASS A COMMON STOCK

      With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Class A Common Stock shall be entitled on each matter to cast one (1) vote in person or by proxy for each share of the Class A Common Stock standing in his, her or its name without regard to class, except as to those matters on which separate class voting is required by applicable law. Holders of Class A Common Stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Class A Common Stock are entitled to receive net assets pro rata. Each holder of Class A Common Stock is entitled to receive ratably any dividends declared by the Board of directors out of funds legally available for the payment of dividends.


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      As of the date hereof, 4,661,386 shares of the Corporation's Common Stock, par value $0.01 per share (the "Old Common") are issued and outstanding. Effective upon the filing in the office of the Secretary of State of Florida of the Second Amended and Restated Articles of Incorporation reflecting the foregoing authorized shares (the "Effective Date"), each issued share of the Old Common shall thereafter be re-classified as 19.30756217 shares of Class A Common Stock. Each certificate that theretofore, represented shares of issued Old
Common shall automatically, without further action on the part of the Corporation or the any holder of the Old Common, thereupon represent the number of shares of Class A Common Stock into which the shares of Old Common represented by such certificate (the "Forward Stock Split"). Without limiting the foregoing, if any certificate for shares of Old Common is not surrendered after the Effective Date in exchange for certificates representing Class A
Common Stock, the holder of such certificate for Old Common shall be entitled to
19.30756217 votes for each share of Old Common represented originally by such certificate and shall be entitled to the dividend, liquidation, and other rights attributable to the shares of Class A Common Stock to which the holder would be entitled upon surrender of the certificate for Old Common. After the Forward Stock Split, 90,000,000 shares of the Corporation's Class A Common Stock, no shares of the Corporation's Class B Common Stock and no shares of the Corporation's Preferred Stock shall be issued and outstanding.

                          PART B. CLASS B COMMON STOCK

      Each holder of Class B Common Stock shall have the right to convert each share of Class B Common Stock into the number of Class A Common Stock calculated by dividing the number of Class B Common Stock being converted by fifty percent (50%) of the lowest price that the Company had previously issued its Class A Common Stock since the Class B Common Stock were issued. By way of example only, if 100 shares of Class B Common Stock are being converted and the lowest price that the Company had previously issued its Class A Common Stock since the Class B Common Stock were issued is $1.00, such Class B Common Stock would be converted to 200 shares of Class A Common Stock. Every holder of the outstanding shares of the Class B Common Stock shall be entitled on each matter to cast the number of votes equal to the number of Class A Common Stock that would be issued upon the conversion of the Class B Common Stock held by that holder, had all the outstanding Class B Common Stock held by that holder been converted on the record date used for purposes of determining which shareholders would vote in such an election. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Class B Common Stock shall vote together with Class A Common Stock without regard to class, except as to those matters on which the separate class voting is required by applicable law. There shall be no cumulative voting by the shareholders. Each holder of Class B Common Stock shall receive dividends or other distributions, as declared, equal to the dividends declared on such number of shares of Class A Common Stock that would be issued upon the conversion of the Class B Common Stock, had all the outstanding Class B Common Stock been converted on the record date established for the purposes distributing any dividend or other shareholder distribution.


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

                             PART C. PREFERRED STOCK

      The Corporation's board of directors are authorized (by resolution and by filing an amendment to this Certificate of Incorporation and subject to limitations prescribed by Florida Law) to issue, from to time, 5,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

      (1) the number of shares constituting that series and the distinctive designation of that series;

      (2) the dividend rate on the shares of that series, whether dividends are cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

      (3) whether that series has voting rights, in addition to voting rights provided by law, and, if so, the terms of those voting rights;

      (4) whether that series has conversion privileges, and, if so, the terms and conditions of conversion, including provisions for adjusting the conversion rate in such events as the board of directors determines;

      (5) whether or not the shares of that series are redeemable, and, if so, the terms and conditions of redemption, including the dates upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

      (6) whether that series has a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of that sinking fund;

      (7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

      (8) any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

      Upon the liquidation, dissolution, or winding-up of the Corporation, whether voluntarily or involuntarily, the holders of Preferred Stock of each series shall be entitled to receive only that amount or those amounts as are fixed by the certificate of designation or by resolution of the Board of directors providing for the issuance of that series.


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

                                    ARTICLE V
                   Registered Agent and Agent Principal Office

      The address of the registered office of the Corporation in the State of Florida is 5100 Highway17-91, Suite 200, Casselberry, Florida 32707. The name of the registered agent of the Corporation at such address is Robert Wolfe, C.P.A.

                                   ARTICLE VI
                               Board of Directors

      The Board of Directors of the Corporation consists of two (2) directors. The exact number of directors which shall constitute the Board of Directors shall be determined by a resolution of the majority of the existing Board of Directors as permitted by the Bylaws, but shall never be less than one (1). Each director shall hold office until such director's successor is elected and qualified, provided, however, that a director may resign at any time. Directors need not be shareholders.

                                   ARTICLE VII
                                  Incorporator

      The name and address of the person signing these Second Amended and Restated Articles of Incorporation is: Robert D. Battis, President with a principal place of business at 3535 Quakerbridge Road, Suite 601, Mercerville, New Jersey 08619.

                                  ARTICLE VIII
                                     By-laws

      This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation or any amendment hereto, and the bylaws of the corporation when adopted, and any right conferred upon the shareholders is subject to this reservation.

                                   ARTICLE IX
                              Amendments and Repeal

      Except as otherwise specifically provided in this Amended and Restated Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and to add or insert other provisions authorized at such time by the laws of the State of Florida, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any


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other persons whomsoever by and pursuant to this Second Amended and Restated
Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article IX.

                                   ARTICLE IX
                             Limitation of Liability

      No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director; provided, however, that nothing contained in this Article X shall eliminate or limit the liability of a director: for any breach of the director's duty of loyalty to the Corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law.

      If the laws of the State of Florida are hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of the directors of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by said laws. Any repeal or modification of this Article X by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of directors of the Corporation existing at the time of such repeal or modification.

      These amendments were approved by the shareholders on November 8, 2004. The number of votes cast for the amendments were sufficient for approval.

      IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be duly executed on behalf of the Corporation this 8th day of November, 2004.

                                            LASER ENERGETICS, INC.


                                            By: /s/ Robert D. Battis
                                                --------------------------------
                                                Robert D. Battis, President


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